Exhibit 99.1

VPR Brands Announces 2018 Full-Year Results

FORT LAUDERDALE, Fla., May 07, 2019 (GLOBE NEWSWIRE) -- via NetworkWire – VPR Brands LP (OTC: VPRB), a market leader specializing in vaporizers and accessories for essential oils, cannabis concentrates and extracts (CBD), as well as electronic cigarettes containing nicotine, today announced its 2018 full-year financial results, posting increased revenues and a narrowed net loss as compared to 2017.

While increasing its full-year revenues to approximately $4.6 million, the Company reversed its operating loss of over $888,000 into positive territory above $9,000.  Full-year 2018 gross operating margins increased by almost 20% from 2017 to a margin of 41% in 2018.

"We have all tirelessly worked to build a strong foundation and prove we are capable of maintaining consistent and sustainable growth and still be mindful of financial performance,” said Kevin Frija, CEO of VPR Brands. “I want to thank Dan Hoff and our whole team for all the hard work and for being part of our continued success.”

Results of Operations for the Year Ended December 31, 2018

“Much of 2018 was focused on expanding our sales channels, launching new products and building our brands. We are pleased with the results of these efforts and are excited to continue this course of improving operational efficiencies and expansion,” said VPR Brands COO Dan Hoff.

Revenues

Revenues for the 12 months ended December 31, 2018, were $4,613,300, an increase of nearly 28% compared to revenues of $3,610,379 recorded in 2017. The Company attributes this increase to the introduction of new products during 2018.

Cost of Sales
Cost of sales in 2018 were $2,697,937, up from $2,398,242 in 2017, due to increased sales during the current year.

Operating Expenses

Operating expenses for full-year 2018 were $1,905,881, a decrease compared to $2,100,901 for the year prior. The Company attributes this decrease in expenses to decreased general, selling and administrative costs for rent, travel expenses and marketing costs related to the Vapor Corp. asset acquisition.

Other Income (Expense)
Other income and expenses increased to $(983,222) for the year ended December 31, 2018, as compared to $(723,048) for the year ended December 31, 2017. The increase in mainly attributable to increased interest expense of $204,637 and loss on extinguishment of debt of $37,266. Both balances are result of borrowings during the year and conversion of debt to capital.

Net Loss
Net loss for 2018 decreased to $(973,740) compared to a net loss of $(1,611,812) for full-year 2017. The net loss has decreased mainly as the result of the expense related to the increased expenses and interest expense from loans related to the acquisition.

Liquidity and Capital Resources
VPR Brands used cash in operating activities of $227,390 for year ended December 31, 2018, as compared to $698,563 used in year ended December 31, 2017. This decrease in cash used is mainly a result of the loss for the year and cash spent on inventory for the year offset by accounts payables and non-cash losses as a result of other expenses as discussed above.

The Company received in 2018 loans of $840,555 from banks and institutional investor as compared to $671,638 in 2017. Also, the Company paid debt of $75,220 during 2017 as compared to $611,483 during 2018. During 2018 the Company was provided cash from financing activities of $229,073.

Assets
At December 31, 2018, and December 31, 2017, VPR Brands had total assets of $767,209 and $471,101, respectively. Assets consist of the cash accounts held by the Company, inventory and accounts receivable. In 2018, the Company’s inventory increased by approximately $263,000 as a result of additional purchases for new products. Accounts receivable increased by approximately $18,000 from additional sales in the last part of the year.

Liabilities
Total liabilities were $1,350,773 at December 31, 2018, compared to $1,302,743 at December 31, 2017. The decrease was primarily due to a decreased derivative liability related to loans offset by loans in 2018.

At this time, we have not secured or identified any additional financing to execute our plan of operations over the next 12 months. We do not have any firm commitments nor have we identified sources of additional capital from third parties or from shareholders. There can be no assurance that additional capital will be available to us, or that, if available, it will be on terms satisfactory to us. Any additional financing may involve dilution to our shareholders. In the alternative, additional funds may be provided from cash flow in excess of that needed to finance our day-to-day operations, although we may never generate this excess cash flow. If we do not raise additional capital or generate additional funds, implementation of our plans for expansion will be delayed. If necessary, we may withdraw from certain growth strategies to conserve cash for continued operation.

Although our sales are not segregated by brand or product category, our primary revenue source is from vaporization devices specifically created for use with medical cannabis and recreational marijuana as well as cannabidiols (CBD). These devices are specifically created for use with extract oils and concentrates which are vaped, providing optimal results and the best experience for patients and recreational users. Vaporizers are far more convenient and discrete compared to traditional cannabis use methods. These units are compact, easy to carry and concealable. Modern cannabis vaporizers do not emit distinct and lingering odors that are affiliated with traditional marijuana use. We believe that portable vaporizers as the fastest growing delivery mechanism for marijuana. Our team is currently working with other market leaders within cannabis growth and extraction to innovate and further educate the marketplace on its advantages.

About VPR Brands LP
VPR Brands is a technology company whose assets include issued U.S. and Chinese patents for atomization related products including technology for medical marijuana vaporizers and electronic cigarette products and components. The Company is also engaged in product development for the vapor or vaping market, including e-liquids, vaporizers and electronic cigarettes (also known as e-cigarettes) which are devices which deliver nicotine and or cannabis and cannabidiol (CBD) through atomization or vaping, and without smoke and other chemical constituents typically found in traditional products. For more information about VPR Brands, please visit the Company on the web at www.VPRBrands.com.

Forward-Looking Statements
This news release contains statements that involve expectations, plans or intentions, and other factors discussed from time to time in the Company's Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact Information:
VPR Brands LP
Kevin Frija CEO
(954) 715-7001
Info@VPRBrands.com

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